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                                                                    EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Arlington Tankers Ltd:

We consent to the use of our report dated May 12, 2005, with respect to the consolidated balance sheet of Arlington Tankers Ltd. and its subsidiaries (the "Company") as of December 31, 2004 and the related consolidated statements of operations and comprehensive income, changes in combined predecessor equity and shareholders' equity and cash flows for the year then ended, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG
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KPMG
Chartered Accountants
Hamilton, Bermuda
November 14, 2006